Exhibit 1.2

《从属合同之二：北日本制药株式会社股权认购合同》
Share Purchase Agreement by and among Universe Pharmaceuticals INC,
Kitanihon Pharmaceutical Co., Ltd., and Nishimura Ichiro

甲方：大自然药业股份有限公司
Party A: Universe Pharmaceuticals INC

英文名：Universe Pharmaceuticals INC
English Name: Universe Pharmaceuticals INC

注册号：
Registration No.:

企业官网网址：www.dzrzy.com
Corporate Website: www.dzrzy.com

纳斯达克上市代码：upc
Nasdaq Listing Code: upc

法定代表人：赖刚
Legal Representative: Lai Gang

英文名：Lai Gang
English Name: Lai Gang

中国居民身份证号码：
Chinese Resident ID Card No.:

企业地址：Vistra (Cayman)Limited P.O.Box 31119,Grand Pavilion, Hibiscus Way,802 West Bay Road, Grand Cayman, KY1-1205
Business Address: Vistra (Cayman) Limited P.O. Box 31119, Grand Pavilion, Hibiscus Way, 802 West Bay Road, Grand Cayman, KY1-1205

乙方：北日本制药株式会社
Party B: Kitanihon Pharmaceutical Co., Ltd.

日文名：キタニホンセイヤクカプシキカイシャ
Japanese Name: キタニホンセイヤクカプシキカイシャ

注册号码：
Registration No.:

企业官网网址：www.999jp.co.jp
Corporate Website: www.999jp.co.jp

法人代表：西村一郎
Legal Representative: Nishimura Ichiro

英文名：Nishimura Ichiro
English Name: Nishimura Ichiro

日本国护照号码：
Japanese Passport No.:

企业地址：（日本国）富山県中新川郡上市町若杉55
Business Address: 55, Wakasugi, Kamiichi-machi, Nakaniikawa-gun, Toyama, Japan

丙方：西村一郎
Party C: Nishimura Ichiro

日本国护照号码：
Japanese Passport No.:

日本国住址：
Address in Japan:

电话号码：
Tel:

一、
I.

1、乙方决定在现已发行2628股的基础上增资扩股，具体的金额与额度为：每股38万日元，定向增发464股新股。其份额占增发后新股占总股份的15%。
1. Party B decides to increase capital and expands shares based on the 2,628 shares already issued. The specific amount and quota is 380,000 yen per share and 464 new shares are issued in a private placement. The share accounts for 15% of the total shares after the private placement.

2、甲方同意以每股38万日元价格的价格接受购买乙定向新增发行的464股股份。
2. Party A agrees on the purchase of 464 new shares issued by Party B in a private placement at the price of 380,000 yen per share.

二、甲乙方以企业发展综合性目标为本次增资扩股的前提条件，不以单纯以获得经营资本（资金）为本次增资扩股。甲方须成为乙方的注册股东。
II. Party A and Party B shall take the comprehensive goal of enterprise development as the prerequisite for the said capital increase and share expansion, rather than simply obtaining operating capital (funds) for the capital increase and share expansion. Party A shall become the registered shareholder of Party B.

三、本合同履行的具体方式为：
III. Specific performance method of the Contract is as follows:

按照以上条款，甲方通过银行电汇方式向乙方企业帐户支付乙方定向增资扩股认购金，金额为464 股x38万日元x支出当日银行标准汇率。
Pursuant to the above terms, Party A shall pay to Party B’s enterprise account through bank wire transfer the subscription fee for Party B’s private capital increase and share expansion, in the amount of 464 shares x 380,000 yen x standard bank exchange rate on the day of payment.

四、1、乙方在确认收到甲方的定向增资扩股认购金后，凭新股专款汇入完成的银行汇款凭证，及时向日本国相关管理机构提交新股发行完毕资料留备，并向甲方发放本合同履行完成后的股东名簿以作凭证；
IV. 1. After confirming receipt of Party A’s subscription fee for private capital increase and share expansion, Party B shall, with the bank remittance certificate for the completion of remittance of special funds for the new shares, timely submit to the relevant Japanese regulatory authorities the information on the completion of the new share issuance for filing, and issue to Party A the register of shareholders after the performance of the Contract as a proof.

2、甲方从完成本合同所规定的定向增资扩股认购后，正式成为乙方的股东方，并依据所持比率享受、行使股东权力。
2. Party A shall formally become the shareholder of Party B after the completion of the subscription of the private capital increase and share expansion as stipulated herein, and shall enjoy and exercise the shareholder rights according to the proportion of shares held.

3、乙方股东之一的西村一郎，同意在本合同续存期间，将其所持股份中的乙方股份中的587股（占增发后总股份的19.98%）的表决权，以符合日本相关法律规定的方式赋予甲方行使，以保证甲方取得在日本国《商法》、《会社法》中规定的乙方企业重大事项须得到2/3以上股东同意事项中的1/3否决权的目的。
3. Nishimura Ichiro, one of the shareholders of Party B, agrees to grant Party A the right to exercise the voting rights of 587 shares of Party B (accounting for 19.98% of the total shares after private placement) among the shares he holds during the existence period of the Contract in a manner consistent with the relevant laws of Japan, in order to ensure that Party A obtains the 1/3 veto power of the major matters of Party B’s company which requires the approval of at least 2/3 of the shareholders, as stipulated in the Commercial Code and the Companies Act of Japan.

之后，如果甲方通过其他方式取得乙方更多股权时，西村一郎依据股份比例收减其赋予甲方行使股东表决权的股份数额，直至全部收回，但前提为保证甲方拥有乙方企业重大事项1/3否决权。
Subsequently, if Party A obtains more equity of Party B through other means, Nishimura Ichiro shall deduct the number of shares he grants to Party A to exercise the shareholders’ voting rights according to the proportion of shares until all the shares are withdrawn, provided that Party A has 1/3 veto power on major matters of Party B’s company.

五、甲方须在本合同的前项合作即《从属合同之一：商羽控股集团有限公司股权转让合同》完成后30个工作日内支付本协议第一条约定的增资扩股认购金。如果逾期没有完成，乙方可视甲方为放弃其定向增资扩股的认购权，做出另行安排并且不违反本合同的规定。
V. Party A shall pay the subscription fee for capital increase and share expansion as agreed in Article 1 hereof within 30 working days upon the completion of the cooperation preceding the Contract, namely, Subordinate Contract I: Equity Transfer Contract of Sununion Holding Group Ltd. In case of failure to complete within the time limit, Party B may consider Party A as waiving its right to subscribe for the private capital increase and share expansion and make separate arrangements without violating the provisions hereunder.

六、乙方同意并接受甲方在履行完成本合同之后，乙方董事会由三人组成，甲方向乙方派出董事一人，直接参与乙方的经验管理工作，取得乙方企业信息，保证甲方的投资安全和可以代表甲方行使其所持股份的股东权力。
VI. Party B agrees and accepts that upon Party A’s completion of the Contract, the board of directors of Party B shall be composed of three persons, with a director sent by Party A to Party B to directly participate in Party B’s experience management, obtain Party B’s corporate information, ensure the safety of Party A’s investment and exercise the shareholder’s power on behalf of Party A in respect of the shares it holds.

七、《大自然药业股份有限公司与北日本制药的资本与战略合作合同》为本合同的上位合同，如若本合同中任何条款与《大自然药业股份有限公司与北日本制药的资本与战略合作合同》相违背，以上位合同为准。

VII. The Capital and Strategic Cooperation Contract between Universe Pharmaceuticals INC and Kitanihon Pharmaceutical Co., Ltd. is the superior contract to the Contract. In case any provision hereunder is contrary to the Capital and Strategic Cooperation Contract between Universe Pharmaceuticals INC and Kitanihon Pharmaceutical Co., Ltd., the latter shall prevail.

签约日期：2021年12月1日
Date of Signing: December 1, 2021

甲方：大自然药业股份有限公司
Party A: Universe Pharmaceuticals INC

法人代表：Gang Lai
Legal Representative: Gang Lai

乙方：北日本制药株式会社
Party B: Kitanihon Pharmaceutical Co., Ltd.

法人代表：Nishimura Ichiro
Legal Representative: Nishimura Ichiro

丙方：西村一郎
Party C: Nishimura Ichiro

签字：
Signature:

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